Exhibit 99.1

j2 Global Promotes Hemi Zucker to Co-President and Chief Operating Officer
And Scott Turicchi to Co-President and Chief Financial Officer

Los Angeles—August 9, 2005—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced that the board of directors has promoted Hemi Zucker from co-president, to co-president and chief operating officer; and named Scott Turicchi co-president and chief financial officer. Both promotions will be effective August 10, 2005. Zucker and Turicchi will report to the board of directors of the Company. Scott Jarus has resigned as co-president and will consult for the Company during a short transition period.

Zucker will be responsible for all of the Company’s operations and internal matters. Turicchi will focus on all financial and public company matters.

“Elevating Hemi Zucker to chief operating officer and installing Scott Turicchi as co-president is a natural continuation of their increasing responsibilities over the last five years,” said Richard Ressler, chairman of the board. “When Scott Jarus informed me he was interested in pursuing new challenges, he offered to continue in his prior position or otherwise assist during any transition period. We have accepted his offer and he will be a consultant to the company for the next few months. We thank him very much for his service to the Company over the past four years and wish him success in his future endeavors.”

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 1,500 cities in 25 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX™, eFax Corporate®, UniFax™, Onebox®, Electric Mail®, jBlast®, eFax Broadcast™, eVoice®, PaperMaster®, Consensus™, M4 Internet®and Protofax®. As of June 30, 2005, j2 Global had achieved 33 consecutive quarters of revenue growth, and 14 consecutive quarters of positive and growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts
Christine Brodeur	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
800-338-6023	323-372-3617
c.brodeur@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995, particularly those contained in the “Business Outlook” portion. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of usage-based revenue based on changing conditions in particular industries and the economy generally; ability to obtain telephone numbers in sufficient quantities on acceptable terms; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 28, 2005, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.